[DESCRIPTION] EXHIBIT 99 PRESS RELEASE

FOR IMMEDIATE RELEASE                                                              January 18, 2000

CONTACTS:

Marcia P. Vaughan (Media)
Ted N. Tarbet (Financial)
Sunrise Medical, Inc.
(760) 930-1500
www.sunrisemedical.com

SUNRISE MEDICAL ANNOUNCES SECOND QUARTER EARNINGS

Carlsbad, CA-Sunrise Medical (NYSE: SMD) today announced financial results for the second quarter of fiscal 2000, ended December 31, 1999. Net income was $1.1 million and earnings per share were $0.05 compared to net income of $1.8 million and earnings per share of $0.08 in the prior year's second quarter. Sales were $161 million, up sequentially from first quarter revenue of $156 million and flat with the same quarter of last year, excluding a 2% negative impact of foreign currency translations. The company paid down $25 million in debt during the quarter, using $21 million in cash generated from the sale of a portion of its installment receivable portfolio together with $4 million generated from operations.

Sales of European Rehabilitation Products for the quarter increased 8% over the prior year on a currency adjusted basis, with growth across all regions. Sales in the Institutional Product segment declined 9% compared to the prior year quarter, on a currency adjusted basis, primarily as a result of adverse changes in Medicare reimbursement for nursing homes. However, sales in this group showed sequential improvement, up 16% from first quarter levels. Sales in the North American Rehabilitation Products segment were down 2% from last year.

The quarter's results were favorably impacted by $0.02 per share due to the termination on favorable terms of a long-term purchase commitment for materials, partially offset by a small loss on the sale of a portion of the company's installment receivables. On a sequential quarter basis, earnings per share were $0.02 lower per share, as gross margins declined in both the North American Rehabilitation Products and the Institutional Products segments.

For the first six months of fiscal 2000, sales decreased 2%, excluding the negative impact of foreign currency translations, to $316 million from $328 million for the same period last year. Net income was $2.6 million, or $0.12 per share, compared to $5.4 million, or $0.24 per share, in the prior year. Operations generated more than $11 million in cash flow in the first half which, together with the previously mentioned asset sale, drove a $33 million reduction in long-term debt to $174 million at quarter end.

In a separate release today, Sunrise Medical announced the appointment of Michael N. Hammes as its new chief executive officer. Interim chairman and CEO Murray Hutchison will remain in the position of chairman of the company's Board of Directors.

Sunrise Medical designs, manufactures and markets rehabilitation and institutional care products for the elderly and the disabled. Sunrise products are manufactured in the U.S., Mexico and Europe, and are distributed in more than 100 countries around the world. For more information about the company, its management and products, visit the company's website at http://www.sunrisemedical.com.

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